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                                                                      EXHIBIT 11

                             J. RAY MCDERMOTT, S.A.
                            CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (Unaudited)
              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


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

                                                        THREE                    SIX
                                                     MONTHS ENDED            MONTHS ENDED
                                                9/30/96     9/30/95     9/30/96      9/30/95
                                                -------     -------     -------      --------
Net income                                   $  12,671     $  9,099     $ 25,104     $ 12,366

Less dividend requirements of
  preferred stocks                              (1,800)      (2,058)      (3,600)      (4,114)
---------------------------------------------------------------------------------------------
Net income for primary computation           $  10,871      $ 7,041     $ 21,504     $  8,252
=============================================================================================

Weighted average number of
  common shares outstanding
  during the period                         40,302,554   39,043,457   40,260,653   38,910,595

Common stock equivalents of
  stock options based on
  "treasury stock" method                      475,061     526,432       470,331      548,547
---------------------------------------------------------------------------------------------

Weighted average number of common
  and common equivalent shares
  outstanding during the period             40,777,615  39,569,889    40,730,984   39,459,142
=============================================================================================

Net income per common and
  common equivalent share: /(1) /            $    0.27  $     0.18       $  0.53   $     0.21
=============================================================================================

/(1)/ Net income per common and common equivalent share assuming full dilution are the same for the periods presented.
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